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                       TERAGLOBAL SECURES BRIDGE FINANCING

SAN DIEGO--(BUSINESS WIRE)--December __, 2001--TeraGlobal Communications Corp. (OTC BB: TGCC) announced today that it has received $750,000 in a bridge financing round that may raise as much as $2 million. The funds were secured through a private placement of convertible promissory notes and warrants. The principal investors in the financing round were WallerSutton 2000, L.P., Spencer Trask Investment Partners, LLC and Lincoln Associates, LLC.

The Company reported a need for additional capital in its third quarter report to shareholders. It also stated that the Company had entered into a term sheet with an investment banker to provide additional capital through a private placement of securities. That offering is scheduled to commence in January 2002, and will be conducted on a "best-efforts" basis. The proceeds from the bridge financing are intended to fund the Company's operations through the January financing round.

"We're pleased to have been able to secure this financing," said James A. Mercer III, Executive Vice President and Chief Financial Officer for TeraGlobal. "We believe the Company has made significant strides over the past quarter in product development, engineering and sales. We anticipate that the bridge financing, and the longer term January financing, will give the Company the resources it needs to complete development of enhanced products and to effectively launch them into the market."

The bridge financing was structured as the sale of convertible promissory notes with warrants. Highlights of the transaction are:

o  Initial funding of $750,000, but can be increased to $2 million

o  Convertible promissory notes bear interest at 15% and mature in six months

o The notes automatically convert into the Company's next financing round that raises a minimum of $6.6 million.

o In the event of default, the bridge investors will acquire common stock equal to 25 to 50% of the amount outstanding on a fully diluted basis.

o The bridge investors have the right to appoint two outside members to the Company's Board of Directors

o In connection with the bridge financing WallerSutton has waived a current ratio default under the Company's outstanding Series A Convertible Preferred Stock.

Additional details concerning the terms of the bridge financing can be found in the Company's Current Report on Form 8-KSB filed with the SEC and available on the EDGAR database at www.sec.gov

The Company develops real-time collaboration software with integrated IP voice and video communications. The software lets users collaborate and



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communicate over standard broadband data networks, including the Internet. The
Company has released its TeraMedia(R) Collaboration Software for the Macintosh(R) operating system. Funds from the January financing will be used to complete development of, and build the market channels for, Session(TM) Collaboration Software--the Windows(R) version of the product, scheduled for launch in the first quarter of 2002.

Contemporaneous with the bridge financing, Mr. Paul Cox, a founder and director of the Company has resigned his directorship. Mr. Cox served as the Company's President from February 1997 until June 2001.

ABOUT TERAGLOBAL COMMUNICATIONS

TeraGlobal Communications Corp. develops software for real-time collaboration and communication over computer networks. TeraGlobal's TeraMedia" collaboration software, is industry leading technology combining extensive collaboration tools with integrated IP Voice and Video communications.

TeraGlobal's corporate office is in San Diego, California, with regional field sales throughout the Unites States. TeraGlobal stock is traded on the OTCBB under the symbol "TGCC".

ABOUT WALLERSUTTON 2000, L.P.

WallerSutton 2000, L.P. is a private equity fund focused on early-to-mid-stage investments within the media and telecommunications industries. WallerSutton seeks to leverage its network of relationships as well as its principals' operating and financial expertise to help management teams build successful companies and generate significant long-term capital appreciation for the Fund's investors. WallerSutton is a continuation of the collaboration among the principals of Waller Capital Corp., a leading telecommunications investment bank, and Sutton Capital Associates, a successful owner and operator of telecommunications businesses.


TeraGlobal and TeraMedia are registered trademarks of TeraGlobal Communications Corp. Other trademarks are properties of their respective owners.

Certain matters discussed in this press release may contain forward-looking statements that may involve risk and uncertainties, including but not limited to, the Company's ability to raise any additional capital, the amount, timing and terms of any such capital raise, the adequacy of such capital to meet ongong operating expenses, the timing of future product releases, as well as other factors detailed in the Company's filings with the Securities and Exchange Commission.